Exhibit 99.2
EXECUTIVE OFFICERS, DIRECTORS AND CONTROL PERSONS OF THE REPORTING PERSONS
Set forth below are the names, business addresses and present principal occupations or employment of the executive officers, directors and control persons of Strategic Value Partners, LLC.

Name and Address	Present Principal Occupation and Employment
Victor Khosla Chief Investment Officer c/o Strategic Value Partners, LLC 100 West Putnam Avenue Greenwich, CT 06830	Chief Investment Officer of Strategic Value Partners, LLC since 2001.

Lewis Schwartz Chief Financial Officer c/o Strategic Value Partners, LLC 100 West Putnam Avenue Greenwich, CT 06830	Chief Financial Officer of Strategic Value Partners, LLC since 2005.

Edward Kelly Chief Operating Officer c/o Strategic Value Partners, LLC 100 West Putnam Avenue Greenwich, CT 06830	Chief Operating Officer of Strategic Value Partners, LLC since 2006.

David Charnin General Counsel and Chief Compliance Officer c/o Strategic Value Partners, LLC 100 West Putnam Avenue Greenwich, CT 06830	General Counsel and Chief Compliance Officer of Strategic Value Partners, LLC since 2011.